Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BIOTA PHARMACEUTICALS REPORTS SECOND QUARTER 2013

FINANCIAL RESULTS AND RECENT CORPORATE DEVELOPMENTS

- Conference call today at 9:00 a.m. ET -

ATLANTA, GA – February 10, 2014 — Biota Pharmaceuticals, Inc. (NASDAQ:BOTA, the “Company”) today announced its financial results for the three month and six month periods ended December 31, 2013, and provided an update on recent corporate developments.

“Our financial results and lower overhead expenses for the quarter, notwithstanding a $1.5 million restructuring charge, reflect our ongoing commitment to align our cost structure with our anticipated revenues,” stated Russell H. Plumb, President and CEO of Biota Pharmaceuticals, Inc. “We are also pleased with the significant increase in royalty revenue we achieved in the quarter based on higher royalties from net sales of Relenza®, which were greater this quarter than the amount we earned from Relenza® royalties during all of our last fiscal year.”

Recent Corporate Developments

Public Offering - In January, 2014, the Company reported that it priced a public offering of 5,813,900 shares of its common stock at a purchase price of $4.30 per share. On January 14, 2014, the Company further reported that the underwriter had exercised its option to purchase 872,085 additional shares at the same price per share to cover over-allotments. The net proceeds to the Company from the sale of the shares, including the over-allotment, and after underwriting discounts and commissions and other offering expenses, were approximately $26.9 million. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

Laninamivir Octanoate – In November 2013, the Company reported that it had commenced dosing patients in the Northern Hemisphere portion of its Phase 2, randomized, double blind, placebo controlled, parallel arm clinical trial of laninamivir octanoate. The trial, referred to as “IGLOO”, compares the safety and efficacy of 40 mg and 80 mg of laninamivir octanoate with placebo, all delivered by a TwinCaps® inhaler in adults with symptomatic influenza A or B infection. The Company reported today that is has enrolled over 60% of the 636 subjects targeted for the trial; however, the rate of PCR-confirmed influenza patients is trending lower than the Company originally planned. In the event the PCR-confirmed rate remains below planned levels, the Company believes it will become challenging to achieve its goal of completing the IGLOO trial by the end of the influenza season in the Northern Hemisphere.

In November 2013, the Company also reported that it had initiated two additional Phase 1 clinical trials of laninamivir octanoate; one to evaluate its safety and pharmacokinetics in patients with chronic asthma and the other being a QT/QTc study to evaluate effect of therapeutic and supra-therapeutic doses of laninamivir octanoate on the QT-interval in healthy volunteers. The Company has also initiated a Phase 1/2 clinical trial of laninamivir octanoate in pediatric patients, aged 5-17, infected with influenza. All three trials are ongoing.

In December 2013, the Company reported that Daiichi Sankyo Company, Limited (“Daiichi Sankyo”) was granted regulatory approval in Japan to manufacture and market Inavir® Dry Powder Inhaler 20mg (generic name laninamivir octanoate) for the prevention of influenza A and B. Inavir® was successfully developed and launched by Daiichi Sankyo in Japan for the treatment of influenza A and B viruses in October 2010. The Company is developing laninamivir octanoate outside of Japan for the treatment of influenza.

Operations – In November 2013, the Company’s Board of Directors adopted a change in the Company’s operations whereby it suspended further investment in the Company’s preclinical antibiotic program and indicated it would seek collaborations, license agreements or other arrangements to advance the development of this program and the associated intellectual property. The Company estimated at that time that it could incur up to $2.9 million in total costs associated with the related termination, exit or disposal activities, including up to $2.0 million in one-time termination benefits during the second and third quarters of its 2014 fiscal year.

Biota Pharmaceuticals, Inc. ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009 ♦ Tel: (678) 221-3343

Financial Results for the Three Month Period Ended December 31, 2013

The Company reported a net loss of $0.1 million for the three month period ended December 31, 2013, as compared to net income of $4.6 million in the same period of 2012. The $4.7 million increase in net loss from 2012 to 2013 was primarily the result of a non-operating gain of $7.6 million recorded in 2012 as a result of the merger in November 2012 and the receipt of a $4.4 million research and development credit in 2012 that were not received in 2013, offset in part by an $8.1 million increase in revenue related to higher revenue from services and royalties in 2013 than in 2012. Additionally, a decrease of $0.5 million in foreign exchange gain and a $0.4 million decrease in interest income also contributed to the increase in net loss in 2013. Basic and diluted net loss per share were $0.00 for the three month period ended December 31, 2013, as compared to a basic and diluted net income per share of $0.16 in the same period of 2012.

Revenue increased to $18.5 million for the three months ended December 31, 2013 from $10.4 million in the same period of 2012, primarily as a result of a $4.3 million increase in service revenue under the BARDA contract related to the ongoing Phase 2 and Phase 1clinical trials of laninamivir octanoate and related manufacturing activities, as well as an increase in royalty revenues of $4.1 million, offset in part by a decrease of a $0.3 million in other revenue.

Cost of revenue increased to $11.4 million in the three month period ended December 31, 2013 from $7.1 million in the same period in 2012 due to an increase in direct third-party clinical and product development expenses associated with the ongoing Phase 2 and Phase 1clinical trials of laninamivir octanoate as well as related manufacturing activities under the BARDA contract.

Research and development expense decreased to $4.2 million for the three months ended December 31, 2013 from $4.6 million in the same period of 2012. The decrease was the result of a $0.8 million decrease in recurring salaries, benefits and share-based compensation expenses resulting from reductions in the Company’s workforce that occurred in April and November of 2013, and a $1.0 million decrease in other direct expenses related to a reduced number of research programs at the Company, offset in part by a charge of $1.4 million the Company recorded in 2013 for severance and one-time termination obligations as a result of the staff reductions made in November 2013.

General and administrative expense decreased to $3.1 million for the three months ended December 31, 2013 from $7.1 million in the same period of 2012, primarily due to merger-related expenses of $3.4 million that were incurred in 2012 in connection with the merger with Nabi Pharmaceuticals, Inc. that were not incurred in 2013, and lower salaries, benefits, share-based compensation and other related expenses as a result of less corporate personnel in 2013 than in 2012.

About Biota

Biota Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of products to prevent and treat serious and potentially life-threatening infectious diseases. The Company currently has two Phase 2 clinical-stage product candidates: laninamivir octanoate, which the Company is developing for the treatment of influenza A and B infections in the United States. through a contract with the U.S. Office of Biomedical Advanced Research and Development Authority (BARDA) that provides up to $231 million in financial support to complete its clinical development; and vapendavir, a potent, oral broad spectrum capsid inhibitor of enteroviruses, including human rhinovirus. In addition to these clinical-stage development programs, the Company has preclinical programs focused on developing treatments for respiratory syncytial virus. For additional information about the Company, please visit www.biotapharma.com.

Conference Call and Webcast Information

Russell H. Plumb, President and Chief Executive Officer of Biota Pharmaceuticals Inc., and other members of management will review the Company’s second quarter operating results and financial position, as well as provide a general update on the Company via a webcast and conference call today at 9:00 a.m. EST. To access the conference call, dial (877) 312 5422 (domestic) or (253) 237 1122 (international). A live audio webcast of the call and the archived webcast will be available in the Investors section of the Biota website at http://www.biotapharma.com.

Biota Pharmaceuticals, Inc. ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009 ♦ Tel: (678) 221-3343

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties. All statements, other than historical facts, including statements related to the Company’s ongoing commitment to align its cost structure with its anticipated revenue, the intended use of net proceeds from the recent public offering, the Company’s ability to achieve its goal of completing its ongoing IGLOO trial by the end of the influenza season in the Northern Hemisphere, and the estimated future charges that the Company may incur related to the suspension of further investment in its antibiotic program are forward looking statements. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by the forward-looking statements, including royalty revenues the Company receives in fiscal 2014 not being materially less than anticipated levels; the ability of the principal investigators participating in the ongoing IGLOO trial to correctly diagnose patients with influenza A and B; the Company, BARDA, the FDA or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board, delaying, limiting, suspending or terminating the clinical development of laninamivir octanoate at any time for a lack of safety, tolerability, anti-viral activity, commercial viability, regulatory or manufacturing issues, or any other reason whatsoever; BARDA terminating or significantly amending the Company’s existing contract to develop laninamivir octanoate; the Company’s ability to secure, manage and retain qualified third-party clinical research, preclinical research, data management and contract manufacturing organizations which it relies on to assist in the design, development and implementation of the clinical development of laninamivir octanoate; the Company’s ability to recruit and manage clinical trials worldwide; the severity and seasonality of influenza in regions where the Company is conducting its clinical trials of laninamivir octanoate; future changes in the Company’s strategy and the implementation of those changes; the Company’s ability to successfully manage its expenses, operating results and financial position in line with its plans and expectations, and other cautionary statements contained elsewhere in this press release and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013, as filed with the U.S. Securities and Exchange Commission, or SEC, on September 27, 2013 and its Form 10-Q as filed with the SEC on November 12, 2013.

There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Holdings Limited. Relenza® is a registered trademark of GlaxoSmithKline plc, Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd and TwinCaps® is a registered trademark of Hovione FarmaCiencia SA.

Contacts:

Russell H. Plumb

Chief Executive Officer

(678) 221-3351

r.plumb@biotapharma.com

Lee M. Stern

The Trout Group

(646) 378-2922

lstern@troutgroup.com

Biota Pharmaceuticals, Inc. ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009 ♦ Tel: (678) 221-3343

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in millions, except per share amounts)

	December 31, 2013	June 30, 2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$51.4	$66.8
Accounts receivable	26.9	11.0
Prepaid and other current assets	1.0	2.2
Total current assets	79.3	80.0
Non-current assets:
Property and equipment, net	3.1	3.7
Intangible assets, net	0.3	0.6
Total non-current assets	3.4	4.3
Total assets	$82.7	$84.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9.6	$4.4
Accrued expenses	6.6	8.4
Accrued severance obligations	2.1	3.0
Deferred revenue	-	0.3
Total current liabilities	18.3	16.1
Non-current liabilities:
Other liabilities, net of current portion	0.2	0.2
Total liabilities	18.5	16.3
Stockholders’ equity:
Common stock, $0.10 par value; 200,000,000 shares authorized 28,363,326 shares issued and 28,352,326 shares outstanding at December 31, 2013 and June 30, 2013, respectively	2.8	2.8
Additional paid-in capital	119.6	118.7
Accumulated other comprehensive income	24.6	25.3
Accumulated deficit	(82.8)	(78.8)
Total stockholders’ equity	64.2	68.0
Total liabilities and stockholders’ equity	$82.7	$84.3

-more-

Biota Pharmaceuticals, Inc. ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009 ♦ Tel: (678) 221-3343

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Revenue:
Royalty revenue and milestones	$6.0	$1.9	$6.0	$1.9
Revenue from services	12.4	8.1	24.6	9.4
Other	0.1	0.4	0.2	0.5
Total revenue	18.5	10.4	30.8	11.8

Operating expense:
Cost of revenue	11.4	7.1	22.2	8.6
Research and development	4.2	4.6	7.1	9.1
General and administrative	3.1	7.1	5.5	10.3
Foreign exchange (gain) loss	(0.1)	(0.6)	0.2	(0.5)
Total operating expense	18.6	18.2	35.0	27.5
(Loss) income from operations	(0.1)	(7.8)	(4.2)	(15.7)

Non-operating income:
Gain recorded on merger	-	7.6	-	7.6
Research and development credit	-	4.4	-	4.4
Interest income	-	0.4	0.1	1.0
Total non-operating income	-	12.4	0.1	13.0

(Loss) income before tax	(0.1)	4.6	(4.1)	(2.7)
Income tax benefit (expense)	-	-	0.1	0.1
Net (loss) income	$(0.1)	$4.6	$(4.0)	$(2.6)

Basic (loss) income per share	$(0.00)	$0.16	$(0.14)	$(0.09)
Diluted (loss) income per share	$(0.00)	$0.16	$(0.14)	$(0.09)

Basic weighted-average shares outstanding	28,291,665	28,137,346	28,286,404	28,137,346
Diluted weighted-average shares outstanding	28,291,665	28,352,329	28,286,404	28,137,346

Biota Pharmaceuticals, Inc. ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009 ♦ Tel: (678) 221-3343